***CERTAIN MATERIAL (INDICATED BY THREE ASTERISKS IN BRACKETS) HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Exhibit 10.6

STEEL SUPPLY AND SERVICES AGREEMENT

BY AND BETWEEN

WORTHINGTON INDUSTRIES, INC.

AND

WORTHINGTON STEEL, INC.

DATED AS OF [ ⚫ ], 2023

i

ARTICLE IX. PAYMENT/INVOICING.		11

9.1	Payment/Invoicing	11

ARTICLE X. PRODUCT RECALL		11

ARTICLE XI. FORCE MAJEURE		12

11.1	Notice and Suspension of Obligations	12
11.2	Effort to Overcome	12
11.3	Alternative Supply	12
11.4	Termination Arising from Force Majeure Event	13

ARTICLE XII. PURCHASER INTELLECTUAL PROPERTY		13

12.1	Background Intellectual Property	13
12.2	License Grant	13
12.3	Ownership	13
12.4	Further Assurances	13

ARTICLE XIII. WARRANTIES		13

13.1	Warranties	14
13.2	Reliance on Warranties	14
13.3	Disclaimer	14

ARTICLE XIV. LIMITATION OF LIABILITY		14

ARTICLE XV. INDEMNIFICATION		14

15.1	Indemnification by Supplier	15
15.2	Indemnification by Purchaser	15

ARTICLE XVI. TERMINATION		15

16.1	Breach	15
16.2	Change of Control	16
16.3	Without Cause and For Convenience	16
16.4	Post-Termination Obligations	16

ARTICLE XVII. CONFIDENTIALITY		16

17.1	Confidential Information	16
17.2	Nondisclosure Obligation	16
17.3	Legally Compelled Disclosures	17
17.4	Equitable Remedies	17
17.5	Return of Information	17

ii

ARTICLE XVIII. GENERAL		18

18.1	Counterparts; Entire Agreement; Corporate Power	18
18.2	Governing Law	18
18.3	Assignability	19
18.4	Third-Party Beneficiaries	19
18.5	Notices	19
18.6	Severability	19
18.7	Headings	20
18.8	Waivers of Default	20
18.9	Dispute Resolution	20
18.10	Amendments	20
18.11	Construction	20
18.12	Limited Liability	21
18.13	Exclusivity of Tax Matters	21
18.14	Survival.	21

[***]

iii

STEEL SUPPLY AND SERVICES AGREEMENT

This STEEL SUPPLY AND SERVICES AGREEMENT (this “Agreement”) is made as of [ ⚫ ], 2023 (the “Effective Date”) by and between Worthington Industries, Inc. (“Purchaser”), an Ohio corporation having its principal place of business at 200 West Old Wilson Bridge Road, Columbus, OH 43085, and Worthington Steel, Inc. (“Supplier”), an Ohio corporation having its principal place of business at 100 West Old Wilson Bridge Road, Columbus, OH 43085. Purchaser and Supplier may each be referred to, singularly, as a “Party” and, collectively, as the “Parties.” The Parties agree as follows:

RECITALS

WHEREAS, Supplier and Purchaser entered into that certain Separation and Distribution Agreement as of [ ⚫ ], 2023 (as amended, restated, amended and restated, and otherwise modified from time to time, the “Separation Agreement”).

WHEREAS, it is anticipated that, immediately following the Distribution, the Worthington Steel Group (including Supplier) will separate from the New Worthington Group (including Purchaser) and Supplier will be established as a separate, publicly traded company to operate the Worthington Steel Business.

WHEREAS, Supplier is in the business of processing and supplying flat rolled steel and providing related services.

WHEREAS, pursuant to the Separation Agreement, Supplier has agreed to supply to Purchaser and Purchaser has agreed to purchase from Supplier, certain flat rolled steel products, along with certain related services, as set forth in this Agreement.

WHEREAS, the Parties desire to enter into this Agreement to set forth the terms and conditions under which Supplier will supply, and Purchaser will purchase such products and services from Supplier.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, Purchaser and Supplier hereby agree as follows:

ARTICLE I.

INTERPRETATION

1.1 Definitions.

In addition to terms defined elsewhere in this Agreement, the following capitalized terms shall have the following meanings, unless the context otherwise requires. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Separation Agreement.

“Affiliate” means (i) any company or companies controlling, controlled by or under common control with Purchaser or Supplier as the case may be, and (ii) any joint venture of a Party. “Affiliate” includes both entities in existence as of the Effective Date and entities created during the term of this Agreement. For purposes of this definition, “control” means ownership directly or indirectly of more than 50% of the voting stock or analogous interest in such corporation or other business entity or the ability to direct the voting of 50% of the voting stock or analogous interest in such corporation or other business entity.

“Annual Forecast” except as set forth in Schedule 4, means a non-binding annual estimate of the volume of each of the Products that Purchaser expects to order from Supplier during a Contract Year.

“Business Day” means a day other than a Saturday, Sunday or U.S. federal holiday.

“Contract Year” means a period beginning on January 1st and ending on December 31st of each calendar year during the Term; provided, however, that the first contract year shall be from the Effective Date until the following December 31st.

“Force Majeure Event” means a civil commotion or riot, natural disaster, lightning, fire, earthquake, storm, flood, drought, disease, pandemic, explosion, industrial action, currency restriction, embargo, action or inaction by a government, or act of terror, or any other event that is beyond the reasonable control of and not caused by the affected Party, which prevents such Party completely performing its obligations hereunder, provided that the Party whose performance is affected has taken reasonable precautions to avoid or mitigate the effects of such event (to the extent any reasonable precautions exist).

“Notice” means the formal written notification of the other Party pursuant to the procedures set forth in Section 18.5.

“Price” means the sales price to Purchaser for the delivered Products or the provided Services, calculated in accordance with Article VIII.

“Product” or “Products” means the products, singular, or in the aggregate, respectively, as listed on Schedule 1 that may be ordered by Purchaser under an applicable Purchase Order.

“Purchase Order” means a purchase order for Products that is placed by Purchaser and accepted by Supplier in accordance with Section 4.3.

“Purchaser Intellectual Property” means any and all: (i) patents, copyrights, and designs; (ii) trade secrets, and other intellectual property rights in confidential or proprietary information, know-how and other technology; (iii) intellectual property rights in the Purchaser Process Technology; and (iv) all other intellectual property rights anywhere in the world (but excluding Trademarks); in each case to the extent owned by or licensed to Purchaser, whether in existence as of the Effective Date or thereafter coming into existence.

“Purchaser Process Technology” means any process technology (including a proprietary Product manufacturing process of Purchaser), if any, provided by Purchaser to Supplier to configure and manufacture Products on Purchaser’s behalf.

“Quality Standards” means the quality standards for the manufacture, packaging, and delivery of the Products that are set forth on Schedule 2.

“Services” means support services that may be provided by Supplier, including design, engineering/technical services, price risk management, scrap management, steel purchasing, supply chain optimization and Product rework services, as well as the other services set forth on Schedule 3.

“Trademarks” means trademarks, service marks, trade names, brand names, domain names and other indicia of origin.

“Specifications” means the specifications for each Product that are set forth in Schedule 1.

ARTICLE II.

PURCHASE AND SUPPLY

2.1 Purchase and Supply. During the Term, Purchaser agrees to purchase from Supplier, and Supplier agrees to manufacture, sell and deliver to Purchaser, the Products as ordered by Purchaser from time to time in accordance with the terms of this Agreement. Supplier acknowledges and agrees that any Affiliate of Purchaser is entitled but not obliged to at any time procure Products and/or Services under and pursuant to the terms of this Agreement by submitting a Purchase Order directly to Supplier. When an Affiliate of Purchaser submits such a Purchase Order, that Affiliate of Purchaser will be: (A) entitled to all of Purchaser’s rights under this Agreement; and (B) bound to the terms and conditions of this Agreement and the applicable Purchase Order. When an Affiliate of Purchaser purchases Products under and pursuant to the terms of this Agreement: (1) all references to “Purchaser” in this Agreement shall also refer to such Affiliate of Purchaser with respect to the Products the Affiliate of Purchaser purchases under this Agreement; and (2) the terms and conditions of this Agreement together with each Purchase Order submitted by such Affiliate of Purchaser shall represent a separate agreement between Supplier and the Affiliate of Purchaser. The Parties agree that: (i) no Affiliate of Purchaser shall have any responsibility or liability for any acts, omissions, or obligations of Purchaser or any other Affiliate of Purchaser under this Agreement and/or any Purchase Order; (ii) Purchaser shall not have any responsibility or liability for any acts, omissions, or obligations of any Affiliate of Purchaser under this Agreement and/or any Purchase Order; and (C) there shall be no joint and several liability with respect to Purchaser and any Affiliates of Purchaser. Notwithstanding anything to the contrary in this Agreement, Supplier shall pursue any and all claims and damages solely against the applicable Affiliate of Purchaser that caused such claims and damages to accrue.

ARTICLE III.

TERM

3.1 Term. The term of this Agreement (“Term”) shall commence on the Effective Date and, subject to earlier termination in accordance with this Agreement, shall continue in effect for [***] (the “Initial Term”). Upon the conclusion of the Initial Term, this Agreement shall automatically renew for an indefinite number of successive [***] (each a “Renewal Term”); provided that this Agreement will terminate at the end of the Initial Term or any Renewal Term if a Party provides written Notice of non-renewal to the other Party at least one (1) year prior to the expiration of the then-current term. Any active Purchase Order in effect at the date of termination of this Agreement shall remain in full force and effect until the Purchase Order is fulfilled or terminated in accordance with the provisions herein. The Agreement terms shall continue to govern the applicable Purchase Order whose term extends beyond the termination of this Agreement, unless such Purchase Order is also terminated.

ARTICLE IV.

SERVICES AND PURCHASE ORDERS

4.1 Services.

Supplier will, as set forth in Schedule 3, provide the Services to Purchaser. Upon Purchaser’s request the Parties shall amend Schedule 3 to add any other services which are ancillary to the supply of the Products, together with the pricing therefor, which pricing shall be commercially reasonable in light of the prices that Supplier is charging its other customers for the same or similar services. Upon the Parties’ execution of such amendment to Schedule 3, such additional services shall constitute Services under this Agreement. Supplier must perform the Services in a professional and workmanlike manner in accordance with the requirements set forth in this Agreement, including Schedule 3, and consistent with industry standards.

4.2 Forecasts.

(a) Forecasts. Purchaser will provide Supplier with (i) an Annual Forecast each Contract Year, and (ii) a rolling ninety (90) day forecast each month during the Contract Year (together with the Annual Forecast, the “Forecasts”).

(b) Effect of Forecasts. Except as otherwise set forth in Schedule 4, the Forecasts are non-binding, for informational purposes only, and will not (i) constitute a Purchase Order for the purchase of any quantity of Products or (ii) adjust the quantities of Products to be purchased and sold. With respect to the Forecasts provided by Purchaser in accordance with Section 4.2(a) above, the Parties agree that Purchaser will have no obligation to purchase Product according to such Forecasts, except as otherwise set forth in Schedule 4, and for the avoidance of doubt, Supplier shall procure, produce and supply the Products solely in accordance with firm Purchase Orders.

4.3 Purchase Orders.

(a) Issuance. The Supplier acknowledges and agrees that Purchaser may place Purchase Orders at such time and at such frequencies as Purchaser requires, subject to the applicable lead time(s) for the applicable Products. The lead time required for each Product will be based upon then current market mill lead times plus Supplier’s then-current production lead time, in each case, as communicated to Purchaser in accordance with Section 4.3(e), with prompt written notice (in accordance with Section 4.3(e)) of any changes thereto (which changes shall apply to Purchase Orders submitted following Purchaser’s receipt of notice of such change). Subject to Section 4.3(c) below, Purchase Orders shall contain the following information: (i) the types and quantities of the Products to be produced and delivered to Purchaser, (ii) the applicable Prices, (iii) the place of delivery (the “Place of Delivery”), (iv) the time and date of delivery (the “Delivery Schedule”), (v) any special instructions, and (vi) the date of issuance. Each Purchase Order issued on or after the Effective Date shall be issued pursuant to this Agreement and be governed by and incorporate by reference the terms and conditions of this Agreement. This Agreement shall control and govern all transactions between the Parties with respect to the sale and purchase of Products. Notwithstanding anything to the contrary herein or in any Purchase Order, the terms of this Agreement shall prevail over any terms in the Purchase Order and any other communications and any additional or different terms within any of these shall have no force or effect.

(b) Confirmation. A Purchase Order takes effect as a binding contract when delivered by Purchaser and accepted by the Supplier. Supplier shall be entitled to a period of three (3) Business Days (“Confirmation Period”) to confirm acceptance of the Purchase Order or to notify Purchaser of any issues, including delivery, delivery dates or requested quantities. Supplier is required to accept all Purchase Orders that are within [***] of the applicable monthly Forecast and that comply with the applicable lead time(s) and the other terms of this Agreement, unless Supplier (i) is affected by a Force Majeure Event and has fully complied with the requirements of Article XI, or (ii) after undertaking all commercially reasonable efforts is unable to procure the raw material required to supply the Products included in the Purchase Order. Upon providing acceptance or after the lapse of the Confirmation Period without response, Supplier shall be bound to produce such quantities in accordance with the Purchase Order.

(c) Change or Withdrawal. Any Purchase Order may be changed or withdrawn without liability or further obligation to Purchaser except as set forth in Section 4.3(d) if Purchaser provides Notice of its decision to Supplier.

(d) Payment. In the event of a change or withdrawal under Section 4.3(c), Purchaser shall be responsible to pay for (i) inventories of Products, produced in accordance with the applicable Purchase Order, if such items were produced prior to Notice being given to Supplier under Section 4.3(e), and (ii) raw materials on hand, in-transit (to or from the Supplier’s facility), and/or on order with the relevant mill source (provided, that Supplier has used commercially reasonable efforts to cancel such orders) prior to Notice being given to Supplier under Section 4.3(e). Payments under this Section 4.3(d) shall be paid in accordance with the standard payment terms set forth in Article IX hereof.

(e) Notice. By way of exception to Section 18.5 hereunder, Product lead times and each Purchase Order or any modifications thereof or acknowledgements thereto shall be communicated in writing by email or fax to the following addresses:

(i)	To Purchaser:
E-mail:
Cc:
(ii)	To Supplier:
E-mail:
Cc:

Either Party may change such designated representative at any time by providing written Notice to the other Party.

4.4 Supplier to Carry Out Purchase Order. The Supplier shall:

(a) process, sell and deliver according to the Purchase Order quantities and due dates pursuant to Section 4.3 above; and

(b) deliver or make the Products available in accordance with the delivery requirements set out in the Purchase Order, or as otherwise modified by mutual written agreement of the Parties.

ARTICLE V.

SPECIFICATIONS; QUALITY

5.1 Annual Review. The Parties’ designated representatives shall meet within 60 days prior to the end of each Contract Year to review and discuss in good faith the Products to be supplied by Supplier to Purchaser and the Specifications and Quality Standards therefor, and shall document any agreed-upon changes thereto in a written amendment to Schedule 1, which shall be implemented starting the following calendar year (“Annual Review”). Absent the Parties’ mutual agreement on any such changes, the Products, Specifications and Quality Standards shall remain unchanged during the following calendar year.

5.2 Specifications and Quality Control.

(a) The Supplier shall:

(i) process, package, store, and deliver the Products in accordance with, and ensure that the Products comply with, the Specifications and the Quality Standards;

(ii) maintain processes and methods for testing and ensuring compliance with the Specifications and the Quality Standards;

(iii) not make any change to the formulations or raw material sources for the Products without prior notification and written consent of Purchaser; and

(iv) comply with any Purchaser’s directed remedial action as set forth in Section 6.6 when Non-conforming Products are detected by Purchaser.

(b) If there any issues with respect to the conformity of the Products with the Quality Standards, the Parties will address such issues in accordance with the procedures set forth in Schedule 2.

5.3 Specification Changes / New Products. Purchaser shall communicate to Supplier in writing any proposed changes to the Specifications or the Quality Standards and any new products that Purchaser desires Supplier to supply hereunder that were not discussed and agreed to during the Annual Review. Supplier shall use reasonable efforts to accommodate such changes to existing Products or the manufacture of such new products, as applicable. In furtherance thereof, the Parties shall discuss in good faith all changes and additions to the terms and conditions of this Agreement necessary to accommodate the changes or new products, and acting reasonably, use their best efforts to come to an agreement on the modified or additional terms and conditions (including pricing that conforms to the pricing methodology set forth in Schedule 4, lead times and Quality Standards) and document the agreed changes by amending this Agreement in accordance with Section 18.10.

5.4 Samples for Product Conformance Testing. The Supplier shall, at its expense, provide to Purchaser, if reasonably requested by Purchaser, a sample of any Products to ensure that the Products comply with Specifications and/or the Quality Standards.

ARTICLE VI.

DELIVERY, INSURANCE, AND QUANTITY

6.1 Packing and Marking. Each Product shipment must contain a packing list indicating (a) the Purchase Order number, (b) the identification and quantity of Products contained in the shipment, and (c) such other identification or information as may be reasonably directed by Purchaser or reasonably necessary to facilitate delivery in accordance with the Delivery Schedule.

6.2 Shipping and Delivery Dates.

(a) Time is of the essence with respect to all deliveries of Products. Supplier shall make all deliveries of Products in accordance with the Delivery Schedule.

(b) If during the production of any Purchase Order, Supplier determines for any reason that it will be unable to meet the Delivery Schedule for such Purchase Order, Supplier shall notify Purchaser in writing within twenty-four (24) hours of such determination. Such notification shall include a new proposed Delivery Schedule. Upon Purchaser’s written consent to the new Delivery Schedule, the new schedule will be binding on Supplier. If Purchaser does not consent, the initial Delivery Schedule shall remain binding on Supplier.

(c) Supplier acknowledges that Purchaser may vary the Delivery Schedule for, or cancel, any Purchase Order for any Products that Supplier does not deliver in accordance with the Delivery Schedule or as otherwise modified in accordance with Section 6.2(b), without limiting Purchaser’s ability to claim any other remedy.

6.3 Delivery.

(a) All Products will be shipped in accordance with the Incoterms set forth in Schedule 1.

(b) All freight charges, as applicable, will be included in the Price.

6.4 Title and Risk of Loss.

(a) Title to Products shall pass to Purchaser together with the risk of loss thereto, as set forth below.

(b) Risk of loss of the Products shall transfer from Supplier to Purchaser in accordance with the Incoterms set forth for delivery of such Products in Schedule 1.

(c) Purchaser’s acceptance of Products will not be deemed evidence that the Products conform to the Purchase Order, the Specifications or the Quality Standards.

6.5 Insurance.

(a) Supplier shall maintain adequate insurance to cover the risk of damage or destruction to the Products while in Supplier’s possession or control, naming Purchaser as a beneficiary.

(b) At all times while this Agreement is in effect, Supplier will maintain in force, at its expense (including the cost of any retention or deductible), insurance of the type and in the amounts set forth below:

(i) Property/casualty/fire insurance to cover inventory (including all Products in transit or in storage at a Supplier facility): replacement basis;

(ii) Statutory workers’ compensation insurance in accordance with the legal requirements of each country, state, territory, and locality exercising jurisdiction over Supplier personnel performing services in such country, state, territory, or locality;

(iii) Employer’s liability insurance with a minimum limit in an amount not less than $1,000,000 per accident, covering bodily injury by accident, and $1,000,000 per policy covering bodily injury by disease, including death;

(iv) Commercial general liability insurance (written on an occurrence basis and including contractual and product liability insurance) in an amount not less than $1,000,000 per occurrence and a general aggregate limit of $2,000,000;

(v) Comprehensive automobile liability insurance with a combined single limit in an amount not less than $1,000,000 per accident for bodily injury and property damage liability;

(vi) Errors and omissions liability insurance with a per claim limit in an amount not less than $1,000,000 and $2,000,000 in the annual aggregate;

(vii) Environmental Liability insurance with coverage equal to $1,000,000 per occurrence and $5,000,000 in the annual aggregate; and

(viii) Umbrella/excess liability in an amount not less than $10,000,000 per occurrence and $5,000,000 in the annual aggregate.

All policies described above will be written by insurance companies rated at least A by A.M. Best’s rating service or equivalent. The commercial general liability insurance and umbrella excess liability insurance will name Purchaser as an “additional insured” by policy endorsement and will provide primary and non-contributory coverage to Purchaser for claims arising out of or in connection with this Agreement. Supplier must provide at least thirty (30) days’ Notice to Purchaser before limits or scope of coverage are materially altered or insurance is cancelled.

On or before the Effective Date, and upon Purchaser’s request thereafter, Supplier will furnish to Purchaser certificates of insurance or other appropriate documentation (including evidence of renewal of insurance) evidencing all coverages referenced in this provision. In addition, Supplier will promptly advise Purchaser in writing of any substantial reduction in insurance coverage (either in Supplier’s coverage or, if applicable, in any subcontractor’s coverage) of which Supplier becomes aware.

If Purchaser allows Supplier to use subcontractors in connection with this Agreement, Supplier must ensure that these subcontractors have insurance with the same minimum coverage limits and endorsements as required for Supplier.

6.6 Non-Conforming Products.

(a) Upon discovery by Purchaser that any Product is non-conforming to the Specifications (“Non-conforming Product”), the Non-conforming Product may be rejected by Purchaser, or, in the event that a substantial portion of the Purchase Order quantity is composed of Non-conforming Product, Purchaser may reject the entire Purchase Order, notwithstanding that Purchaser may have paid Supplier already for such Non-conforming Products, in each case subject to the processes and procedures set forth in the Quality Standards. Payment by Purchaser for any Product shall not be deemed acceptance of such Product or a waiver of any Supplier warranties or Purchaser’s remedies for Non-conforming Product.

(b) Purchaser shall be under no obligation to pay for Non-conforming Product and, without limitation to any other rights or remedies of Purchaser, Purchaser shall have the option of either (i) requiring Supplier to collect and replace the Non-conforming Product, at Supplier’s cost, or (ii) receiving a credit for the amount Purchaser paid, including shipping charges, for the Non-conforming Product. Additionally, Supplier shall pay the costs specified in Schedule 2 with respect to any Non-conforming Products.

6.7 Failure to Deliver Product.

(a) Supplier acknowledges that, without limitation to any other rights or remedies of Purchaser, Purchaser may use the services of another supplier to manufacture, package, store, sell and deliver any Products where Supplier fails to deliver Products in accordance with a confirmed Purchase Order.

(b) Supplier shall work with Purchaser to reconcile all costs related to such failure to deliver including costs to expedite shipment of the Products.

ARTICLE VII.

SUPPLIER’S GENERAL OBLIGATIONS

7.1 The Supplier shall:

(a) not subcontract the production of the Products or any part of the Products without prior notification to and written consent of Purchaser, which will not be unreasonably withheld or delayed;

(b) only employ competent persons in the manufacture, packaging and storage of any Products;

(c) provide a monthly update, or upon request, of the inventory of Products kept at Supplier’s and any subcontractor’s premises;

(d) grant Purchaser and its designees, upon reasonable advance Notice to Supplier, and not more than twice per Contract Year, reasonable access to Supplier’s facilities to inspect all production and quality-related facets of the manufacture, packaging, storage and delivery of the Products, including witnessing any tests of Products, and to audit Supplier’s compliance with its quality control and quality assurance program, subject to Purchaser’s and its designees’ compliance with Supplier’s safety and security policies and procedures provided to Purchaser prior to such inspection. Such inspections shall be conducted during Supplier’s normal business hours and in a manner to minimize disruption to Supplier’s business;

(e) perform quality control, inspection, and testing to ensure each Product meets the requirements set forth in the Specifications and the Quality Standards, complying with the qualification tests and schedules set forth in Schedule 2;

(f) provide Notice to Purchaser within twenty-four (24) hours of likely production or Delivery Schedule delays or material problems or issues that may result in Delivery Schedule delays or Supplier not being able to meet the requirements set forth in the Specifications and/or the Quality Standards;

(g) make no modifications or alterations to any Product, or to any process used in manufacturing the Product that would impact the Specifications or Quality Standards, without Purchaser’s prior written authorization; and

(h) provide Purchaser or its designee, upon Purchaser’s reasonable advance Notice to Supplier (which shall be no less than twenty (20) business days), during the Term and for five (5) years following the termination or expiration hereof, access, at a mutually agreed upon time, to audit and inspect Supplier’s books, records and other materials with respect to Supplier’s performance under this Agreement, including quality data, purchasing records (other than pricing), source of raw material information for the Products, batch records and production records identifying the source of materials used in the production of Products. Any such audit shall not be conducted more than twice per Contract Year, and shall be subject to Purchaser’s and its designees’ compliance with Supplier’s security policies and procedures provided to Purchaser prior to such audit. Such audits shall be conducted during Supplier’s normal business hours and in a manner to minimize disruption to Supplier’s business. If any audit or inspection reveals an error or irregularity in the compensation payable to Supplier hereunder, an appropriate credit or debit adjustment will be made by Supplier within 30 days after the conclusion of the audit or inspection.

ARTICLE VIII.

PRICING

8.1 Prices. Pricing for the Products as set forth in the Purchase Orders shall be determined as set forth below.

(a) Processed Steel. For products that consist of steel that is required to be processed by Supplier, Purchaser shall pay [***] a Price that is set forth on, and subject to the calculation methodologies described on, Schedule 4.

(b) Unprocessed Steel. For products that consist of steel that is not required to be processed by Supplier, Purchaser shall pay [***] a Price that is set forth on, and subject to the calculation methodologies described on Schedule 4.

(c) Services. For Services provided to Purchaser by Supplier, Purchaser shall pay the Price(s) set forth in Schedule 3.

(d) Full and Complete Compensation. The costs set forth in this Article VIII are the full and complete compensation for the Products, and include compensation for all Services, material, labor, fees, fringe benefits, insurance, profit, overhead, and taxes (except federal, state and local sales, use, value added, excise, and duty taxes, if any, which shall be invoiced by Supplier and paid by Purchaser) in connection with the sale of the Products and Services. No compensation in addition to the prices will be payable by Purchaser.

8.2 Annual Cost Savings.

Purchaser and Supplier will work together in good faith to support the investigation of cost saving initiatives through projects to be mutually defined, quantified, and agreed to between the Parties. To the extent that cost saving initiatives are identified, the Parties will work together to determine the appropriate sharing of any cost savings realized from initiatives that are executed upon.

ARTICLE IX.

PAYMENT/INVOICING.

9.1 Payment/Invoicing. Supplier shall invoice Purchaser for Products delivered and Services provided to Purchaser. Purchaser shall pay undisputed portions of properly documented invoices to the Supplier within the applicable number of days set forth on Schedule 1 after the date of the invoice from Supplier (provided, that the invoice is sent to Purchaser on, or immediately after, the invoice date). Supplier shall include the following references in each invoice provided to Purchaser: invoice number, invoice date, delivery terms, Purchaser purchase order number, Purchaser material number, billed quantity, price, and net amount due. If Purchaser disputes any portion of an invoice, Purchaser will provide Notice to Supplier within the earlier of (a) thirty (30) days following its receipt of the invoice and (b) the date upon which payment is due (as calculated based upon the applicable payment terms set forth in Schedule 4), indicating the reason that Purchaser is withholding any amount, and will pay the undisputed portion of the invoice. Any invoice submitted to Purchaser without the required documentation will be unpaid by the Purchaser and Supplier is expected to resubmit such invoice. Such improperly documented invoices shall not be considered “received” by Purchaser for purposes of this Agreement until it is properly documented. The Parties will resolve any invoice or payment dispute in accordance with Section 18.9.

ARTICLE X.

PRODUCT RECALL

In the event that any of the Purchaser’s products are withdrawn or recalled for any reason, and such withdrawal or recall is directly related to the Products as delivered to the Purchaser, the Supplier shall:

(a) provide all cooperation reasonably requested by Purchaser at the Supplier’s expense; and

(b) if the Product is withdrawn or recalled as a result of an act or omission of the Supplier resulting in a Product defect or as a result of the Supplier’s non-compliance with this Agreement, and without limiting any other rights or remedies Purchaser may have under this Agreement, Supplier will reimburse Purchaser for all reasonable and documented out-of-pocket costs incurred by Purchaser in relation to the storage, freight, withdrawal from sale and destruction of the Products (as the case may be) within 30 Business Days of written demand by Purchaser; provided that Purchaser shall use commercially reasonable efforts to mitigate such costs.

ARTICLE XI.

FORCE MAJEURE

11.1 Notice and Suspension of Obligations.

(a) If a Party to this Agreement is affected, or likely to be affected, by a Force Majeure Event, then that Party shall give the other Party prompt Notice of that fact including:

(i) full particulars of the Force Majeure Event;

(ii) an estimate of its likely duration;

(iii) the obligations potentially affected by the Force Majeure Event and the extent of its effect on those obligations; and

(iv) the written steps and actions to be taken to rectify the Force Majeure Event.

(b) The obligations under this Agreement of the Party giving the Notice (excluding any obligations to make a payment due hereunder) will be suspended to the extent to which they are affected by the relevant Force Majeure Event as long as the Force Majeure Event continues.

11.2 Effort to Overcome. A Party affected by a Force Majeure Event shall exercise due diligence to remove, overcome, and to minimize, the effects of that Force Majeure Event as quickly as reasonably possible and shall continue to perform its obligations hereunder to the extent not affected by the Force Majeure Event.

11.3 Alternative Supply. During any period in which Supplier is not performing its obligations under this Agreement due to a claimed Force Majeure Event, Purchaser may (but need not) obtain alternate supplies of Products, without incurring any liability. Purchaser shall not be obligated to purchase additional or “make-up” quantities of products ordered but not delivered due to a Force Majeure Event.

11.4 Termination Arising from Force Majeure Event. If Supplier’s ability to perform is delayed or prevented, in whole or in part, for a period of 45 consecutive days as a result of a Force Majeure Event, then Purchaser shall have the right to terminate this Agreement and/or any outstanding Purchase Orders (in whole or in part) with immediate effect and no further obligation or liability to Purchaser.

ARTICLE XII.

PURCHASER INTELLECTUAL PROPERTY

12.1 Background Intellectual Property. Except as otherwise provided in Section 12.3, each Party shall retain all right, title and interest in and to all materials, formulae, documentation, processes, technical ideas, concepts, know-how, inventions, discoveries, improvements, works of authorship, techniques and other intellectual property rights created, conceived or developed by or for, or licensed to, that party prior to the Effective Date whether or not used in connection with the Agreement.

12.2 License Grant. Subject to the terms and conditions of this Agreement, Purchaser hereby grants Supplier, during the term of this Agreement, a limited, revocable, royalty-free, nontransferable (except in connection with a permitted assignment under Section 18.3), non-sublicensable license to use the Purchaser Intellectual Property to the extent necessary for Supplier to manufacture and supply Products to Purchaser and otherwise perform its obligations under this Agreement.

12.3 Ownership. Any improvements or modifications to the Purchaser Process Technology, the Products or any other proprietary technologies or product designs provided by Purchaser hereunder shall be owned by Purchaser, regardless of creator. Without limiting the foregoing, in the event Supplier provides services to Purchaser hereunder that result in the conception, creation or reduction to practice by Supplier, solely or in collaboration with others, of writings, software, drawings, designs, copyrightable material, mask works, inventions, improvements, developments or discoveries which are derived from or relate in any manner to the Products, the Purchaser Process Technology or any Purchaser Intellectual Property (“Enhancements”), such Enhancements and all intellectual property rights therein shall be the sole property of Purchaser, regardless of creator. Supplier shall provide Purchaser with prompt written Notice of any Enhancements conceived, developed or reduced to practice by or on behalf of Supplier. Supplier hereby assigns to Purchaser any and all right, title and interest, including all intellectual property rights, Supplier has in, to and under all Enhancements.

12.4 Further Assurances. Supplier agrees to execute, and shall cause Supplier’s employees, agents and subcontractors to execute, any documents or take any other actions as may reasonably be necessary, or as Purchaser may reasonably request, to evidence, perfect, maintain and enforce Purchaser’s rights as set forth in Section 12.3, whether during the term of this Agreement or thereafter. The assignment of the intellectual property and other proprietary rights of Supplier and its employees, agents and subcontractors to Purchaser is royalty-free, absolute, irrevocable and perpetual.

ARTICLE XIII.

WARRANTIES

13.1 Warranties.

(a) Each Party warrants that it shall comply with all laws, rules, regulations and ordinances applicable to such Party’s performance under this Agreement;

(b) Each Party warrants that it now holds and shall continue to maintain in good standing and comply with all governmental licenses, permits and approvals (including but not limited to environmental permits), necessary for such Party’s performance under this Agreement;

(c) Supplier warrants that title to all Products delivered under this Agreement will be good, and free and clear of all liens and encumbrances;

(d) Supplier warrants that all Products delivered under this Agreement shall (A) conform to the Specifications and the Quality Standards; (B) be free of defects in design (except to the extent the design is provided or specified by Purchaser), workmanship and material, and (C) be of merchantable quality; and

(e) Supplier warrants that all Services shall be provided in a workmanlike manner, consistent with generally accepted industry and professional standards applicable to the Services being performed.

13.2 Reliance on Warranties. Each Party acknowledges that it has executed this Agreement and agreed to take part in the transactions that this Agreement contemplates in reliance on the representations and warranties that are made by the other Party in this Agreement.

13.3 Disclaimer. EXCEPT FOR THE WARRANTIES SET FORTH IN SECTION 13.1, SUPPLIER EXPRESSLY DISCLAIMS TO THE FULLEST EXTENT PERMISSIBLE BY LAW ANY WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE NATURE OR STANDARD OF THE SERVICES OR PRODUCTS WHICH SUPPLIER MAY PROVIDE HEREUNDER, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, AND ANY WARRANTIES ARISING FROM ANY COURSE OF DEALING OR USAGE OF TRADE.

ARTICLE XIV.

LIMITATION OF LIABILITY

EXCEPT FOR LIABILITY ARISING FROM A PARTY’S FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, NEITHER SUPPLIER NOR PURCHASER SHALL BE LIABLE UNDER THIS AGREEMENT TO THE OTHER FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY, REMOTE, SPECULATIVE OR SIMILAR DAMAGES

OR ANY LOST PROFITS OR DAMAGES CALCULATED BASED ON A MULTIPLE OF PROFITS, REVENUE OR ANY OTHER FINANCIAL METRICS IN EXCESS OF COMPENSATORY DAMAGES OF THE OTHER ARISING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. FOR THE AVOIDANCE OF, AMOUNTS PAYABLE PURSUANT TO ARTICLE XV WITH RESPECT TO THE INDEMNIFICATION FROM AND AGAINST THIRD PARTY CLAIMS SHALL BE CONSIDERED COMPENSATORY DAMAGES, AND NOT SUBJECT TO THIS LIMITATION OF LIABILITY.

ARTICLE XV.

INDEMNIFICATION

15.1 Indemnification by Supplier. Supplier shall indemnify, defend and hold harmless Purchaser and its Affiliates (and its and their respective directors, officers, employees, attorneys, agents and assigns) from and against all claims, liabilities, costs, losses, damages and expenses, including reasonable attorneys’ fees, that are incurred by them in connection with a third-party claim or action, in each case, that arises from or is attributable to any of the following:

(a) Any material breach by Supplier of any of the terms or provisions of this Agreement, including the warranties in Section 13.1;

(b) Any manufacturing defects in the Products as delivered to Purchaser hereunder; or

(c) Supplier’s or its subcontractors’ gross negligence or willful misconduct in connection with this Agreement.

15.2 Indemnification by Purchaser. Purchaser shall indemnify, defend and hold harmless Supplier and its Affiliates (and its and their respective directors, officers, employees, attorneys, agents and assigns) from and against all claims, liabilities, costs, losses, damages and expenses, including reasonable attorneys’ fees, that are incurred by them in connection with a third-party claim or action, in each case, that arises from or is attributable to any of the following:

(a) Purchaser’s material breach of any of the terms or provisions of this Agreement including the warranties in Section 13.1;

(b) a design defect in the Products arising from Supplier’s compliance with the Specifications; or

(c) Purchaser’s gross negligence or willful misconduct in connection with this Agreement.

ARTICLE XVI.

TERMINATION

16.1 Breach. If Supplier commits a material breach of any term of this Agreement and fails to remedy that breach within thirty (30) days after receiving Notice from Purchaser specifying the default and requiring the default to be remedied, then Purchaser may terminate this Agreement and any outstanding Purchase Orders and pursue such additional rights and remedies available hereunder at law or in equity. If Purchaser fails to pay any undisputed amounts that are due to Supplier hereunder and fails to cure such non-payment within ten (10) business days following Purchaser’s receipt of written Notice of such non-payment from Supplier, then Supplier may terminate this Agreement and any outstanding unpaid Purchase Orders and pursue such additional rights and remedies available hereunder at law or in equity.

16.2 Change of Control. Supplier shall notify Purchaser promptly of any material change in its ownership. “Material change” means (i) the direct or indirect acquisition after the Effective Date by any individual (or group of individuals acting in concert), corporation, company, association, joint venture or other entity, of beneficial ownership of fifty percent (50%) or more of the voting securities of Supplier; or (ii) the consummation by Supplier of the sale or other disposition of all or substantially all of the assets of Supplier. Upon receiving Notice of a material change, Purchaser may, in its sole discretion, terminate this Agreement without any fee, charge or other payment. Termination shall be effective upon Supplier’s receipt of Purchaser’s written Notice of termination.

16.3 Without Cause and For Convenience. Purchaser may terminate this Agreement without liability at any time, with or without cause, upon one hundred eighty (180) days’ prior written Notice to the Supplier. In such event, Supplier will support transition of the services hereunder to Purchaser or its designated supplier for a period of one hundred eighty (180) days following termination and support Purchaser with the same urgency and priority as provided in this Agreement from Notice through completion of such transition period. In the event of a termination under this Section 16.3, Purchaser shall be responsible to pay for (i) inventories of Products, produced in accordance with the applicable Purchase Order, if such items were produced prior to Notice being given to Supplier under this Section 16.3, and (ii) raw materials on hand, in-transit (to or from the Supplier’s facility), and/or on order with the relevant mill source, as well as and any documented incremental costs associated with established mill contracts with previously committed volumes as set forth in Schedule 4, but only to the extent it is reasonably necessary for Supplier to cancel or alter such mill contracts as a direct result of a termination under this Section 16.3 (provided, that in each case Supplier has used commercially reasonable efforts to cancel such orders and otherwise mitigate the cost impact of canceling or altering such mill contracts) prior to Notice being given to Supplier under this Section 16.3. Payments under this Section 16.3 shall be paid in accordance with the standard payment terms set forth in Article IX hereof.

16.4 Post-Termination Obligations. Termination will not affect any rights either Party may have with respect to any Products or Services ordered before termination (unless the applicable Purchase Order is also terminated in accordance with this Agreement), any pending dispute, or any rights either Party may have with respect to any default by the other Party before termination.

ARTICLE XVII.

CONFIDENTIALITY

17.1 Confidential Information. All proprietary or confidential information, written or oral, furnished, directly or indirectly, by a Party (“Discloser”) or the Discloser’s Affiliates and its and their directors, officers, employees, agents or representatives (collectively, “Representatives”), to the other Party (“Recipient”) or Recipient’s Representatives in connection with this Agreement and all Schedules hereto shall be considered Discloser’s “Confidential Information.” For the avoidance of doubt, Purchaser’s Confidential Information shall include, without limitation, the Specifications, the Quality Standards, trade secrets, know-how, process information, volumes, customer lists, suppliers, sales and financial data, marketing information, product lines, samples, designs, prototypes, derivations or improvements, software, equipment configurations, methods of manufacture and distribution, methods of business operation, technical information, and prices, which have been or may be developed by or for Purchaser, as well as any proprietary technical or business information of third parties that is made available by or on behalf of Purchaser to Supplier in connection with this Agreement. Notwithstanding the foregoing, the following shall not be considered Discloser’s Confidential Information: (a) information which is or becomes publicly available other than as a result of a disclosure by Recipient or Recipient’s Representatives; (b) information which is or becomes available to Recipient on a nonconfidential basis from a source which, to the best of Recipient’s knowledge after due inquiry, is not prohibited from disclosing such information to Recipient by a legal, contractual or fiduciary obligation to Discloser; (c) information that is known to Recipient at the time of receipt from Discloser from a source which, to the best of Recipient’s knowledge after due inquiry, is not prohibited from disclosing such information to Recipient by a legal, contractual or fiduciary obligation to Discloser; (d) as evidenced by written records, information which is independently developed by Recipient or Recipient’s Representatives without use of or reference to Discloser’s Confidential Information; or (e) information that is disclosed by Discloser to the general public. Disclosing Party’s Confidential Information shall not become non-confidential as a result of being included in documents that also contain non-Confidential Information. Discloser’s Confidential Information shall include all tangible and electronic copies of Discloser’s Confidential Information.

17.2 Nondisclosure Obligation. Recipient hereby agrees that Recipient and Recipient’s Representatives (a) will keep the Discloser’s Confidential Information confidential and will not (except as required by applicable law, regulation or legal process, and only after compliance with Section 17.3 below), without Discloser’s prior written consent, disclose any of Discloser’s Confidential Information in any manner whatsoever, and (b) will not use any of Discloser’s Confidential Information other than in connection with its performance and/or obligations under this Agreement and the applicable Purchase Order and the enforcement of its terms. Recipient further agrees to provide access to Discloser’s Confidential Information only to those of Recipient’s Representatives who have a “need to know” such information. Recipient shall inform all of Recipient’s Representatives who have access to Discloser’s Confidential Information of the confidential nature of the Discloser’s Confidential Information and will cause Recipient’s Representatives to observe the confidentiality terms of this Agreement. Recipient hereby agrees to be responsible for any breach of this Agreement by any of Recipient’s Representatives. The Recipient’s nondisclosure obligations hereunder shall remain in effect during the Term of this Agreement and for a period of five (5) years thereafter, or for any Trade Secret (as defined in Ohio Revised Code Section 1333.61 and any successor statute thereto), for so long as such information remains a Trade Secret under such law.

17.3 Legally Compelled Disclosures. In the event that Recipient or any of its Representatives are requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Discloser’s Confidential Information, Recipient will notify Discloser promptly so that Discloser may seek a protective order or other appropriate remedy. In the event that no such protective order or other remedy is obtained, Recipient will furnish only that portion of the Discloser’s Confidential Information which Recipient is advised by counsel is legally required.

17.4 Equitable Remedies. The Parties acknowledge that their failure to comply with the provisions of this Article XVII may cause irreparable harm and damage to the other Party for which no adequate remedy may be available at law. Accordingly, the Parties agree that upon a breach by a Party of such provisions, the non-breaching Party may, at its option, enforce the obligations of the breaching Party under this Article XVII by seeking equitable remedies in a court of competent jurisdiction without an obligation to post a bond or other security.

17.5 Return of Information. Discloser may, for any reason, at any time and from time to time, deliver a written request to Recipient for the return or destruction of all, or a portion, of the Discloser’s Confidential Information in the possession of Recipient or Recipient’s Representatives. Upon receiving such written request from Discloser, (a) Recipient shall promptly, but in no event more than seven (7) business days after receipt of Discloser’s written request, destroy, or deliver to Discloser at Recipient’s own expense, all of Discloser’s Confidential Information that is the subject of Discloser’s request, and any copies thereof, in Recipient’s or Recipient’s Representatives’ possession and (b) neither Recipient nor any of Recipient’s Representatives shall retain any copies thereof, other than as required to comply with applicable law, rules, regulations or a bona fide document retention policy or perform its obligations under this Agreement. Any oral Confidential Information will continue to be subject to the terms of this Agreement.

ARTICLE XVIII.

GENERAL

18.1 Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to each other Party. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile, electronic mail (including .pdf, DocuSign or other electronic signature) or other transmission method shall be deemed to have been duly and validly delivered and shall be sufficient to bind the parties to the terms and conditions of this Agreement.

(i) This Agreement and the Separation Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties with respect to such subject matter other than those set forth or referred to herein or therein. With respect to the subject matter of this Agreement, in the event of a conflict between this Agreement and the Separation Agreement or any other Ancillary Agreement, this Agreement shall control.

(b) Each Party represents on behalf of itself and each other member of its Group as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii) this Agreement has been duly executed and delivered by it and constitutes or will constitute a valid and binding agreement of it enforceable in accordance with the terms thereof.

18.2 Governing Law. This Agreement (and any claims or Disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Ohio, irrespective of the choice of laws principles of the State of Ohio, including all matters of validity, construction, effect, enforceability, performance and remedies.

18.3 Assignability. Neither Party may assign or delegate any of its rights or obligations under this Agreement without the other Party’s prior written consent; provided, however, that Purchaser may assign this Agreement to an Affiliate without Supplier’s prior written consent.

18.4 Third-Party Beneficiaries. Except for the provisions of Article XIV of this Agreement: (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person (including, without limitation, any shareholders of a Party) except the Parties any rights or remedies hereunder; and (b) there are no third-party beneficiaries of this Agreement, and this Agreement shall not provide any third Person (including, without limitation, any shareholders of the Parties) with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

18.5 Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email with receipt confirmed, or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 18.5):

If to Purchaser, to:

[***]

If to Supplier, to:

[***]

Either Party may, by notice to the other Party, change the address and contact person to which any such notices are to be given.

18.6 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

18.7 Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

18.8 Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement, the Separation Agreement, or any other Ancillary Agreement, shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

18.9 Dispute Resolution. Any and all disputes, controversies and claims arising hereunder, including with respect to the validity, interpretation, performance, breach or termination of this Agreement shall be resolved through the procedures provided in Article IV of the Separation Agreement.

18.10 Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it sought to enforce such waiver, amendment, supplement, or modification is sought to be enforced; provided, at any time prior to the Effective Time, the terms and conditions of this Agreement may be amended, modified or abandoned by and in the sole and absolute discretion of the Purchaser Board without the approval of any Person, including Worthington Steel or Purchaser.

18.11 Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against either Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have conducted such investigations they thought appropriate, and have consulted with such advisors as they deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement, the Separation Agreement, or any other Ancillary Agreements. The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or their preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

18.12 Limited Liability. Notwithstanding any other provision of this Agreement, no individual who is a shareholder, director, employee, officer, agent or representative of Purchaser or Supplier, in such individual’s capacity as such, shall have any liability in respect of or relating to the covenants or obligations of Purchaser or Supplier, as applicable, under this Agreement, the Separation Agreement or any other Ancillary Agreement or in respect of any certificate delivered with respect hereto or thereto and, to the fullest extent legally permissible, each of Purchaser or Supplier, for itself and its respective Subsidiaries and its and their respective shareholders, directors, employees and officers, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable Law.

18.13 Exclusivity of Tax Matters. Notwithstanding any other provision of this Agreement, the Tax Matters Agreement shall exclusively govern all matters related to Taxes (including allocations thereof) addressed therein. If there is a conflict between any provision of this Agreement, the Separation Agreement or of any other Ancillary Agreement (other than the Tax Matters Agreement), on the one hand, and the Tax Matters Agreement, on the other hand, and such provisions relate to matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall control.

18.14 Survival. Termination or expiration of this Agreement shall not release either Party from obligations that, either expressly or by their nature, survive such termination or expiration, including, for avoidance of doubt, Sections 1.1, 12.3, 12.4, 13.3, Article XIV, Article XV, 16.4, Article XVII and Article XVIII.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

WORTHINGTON INDUSTRIES, INC.

By:
Name: Title:

WORTHINGTON STEEL, INC.

By:
Name: Title: